Exhibit 99.1

Access National Declines Participation in Treasury Capital Purchase Program

RESTON, Va.--(BUSINESS WIRE)--February 5, 2009--Access National Corporation (NASDAQ: ANCX) (the “Company”), holding company for Access National Bank, announced today that it has declined to participate in the U.S. Department of Treasury Capital Purchase Program (the “Program”).

The Company announced on January 6, 2009 that it had received preliminary approval to participate in the Program up to an amount of $16,000,000. President and CEO Mike Clarke commented, “Acceptance into the Program was an acknowledgment of the Company’s financial strength. But after further evaluation of the Program requirements and our financial condition, we do not believe that participation in the Program is advantageous for our Bank. Access is well capitalized under regulatory guidelines and continues to meet the lending needs of its target market of local businesses and professionals.”

The Company has consistently held a regulatory rating of “well capitalized” from its inception in 1999 through December 31, 2008. On January 28, 2009, Access National reported its 34th consecutive quarter of profitability over its 36 quarters in business.

Access National Bank, an independent, nationally chartered bank, is a subsidiary of Access National Corporation, headquartered in Reston, Virginia with $702 million in assets reported as of 12/31/08. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified by the use of words such as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

CONTACT:
Access National Bank
Michael W. Clarke, President & CEO, 703-871-2100